UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): August 4, 2009

Auxilium Pharmaceuticals, Inc.

(Exact Name of Registrant Specified in Charter)

Delaware	000-50855	23-3016883
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

40 Valley Stream Parkway Malvern, PA	19355
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (484) 321-5900

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On August 4, 2009, Auxilium Pharmaceuticals, Inc. (the “Company” or “Auxilium”) and its wholly owned subsidiaries, Auxilium US Holdings, LLC (“Auxilium US”) and Auxilium International Holdings, Inc. (“Auxilium International” and collectively with Auxilium and Auxilium US, the “Borrower”) entered into a Loan and Security Agreement (the “Agreement”) with Silicon Valley Bank (“SVB”), for a two year revolving line of credit (the “Credit Facility”) with $30 million committed at closing and an “accordion feature” that provides for up to an additional $10 million of credit upon the mutual agreement of the Borrower and SVB. In the event that the Borrower’s net liquidity falls below $15 million, the availability under the Credit Facility is reduced to the lesser of (i) $30 million and (ii) 80% of certain accounts receivable. Under the Agreement, net liquidity is defined as the Borrower’s unrestricted cash and cash equivalents at SVB, excluding any advances from SVB. In addition, each advance is subject to the accuracy of the representations and warranties relating to the Borrower and the Borrower’s compliance with its agreements and covenants included in the Agreement. Advances under the Credit Facility are secured by a lien on all of the assets of the Borrower, including intellectual property and a pledge of 100% of the stock of Auxilium US and Auxilium International and 65% of the stock of Auxilium UK Ltd. The Credit Facility can be terminated by the Company at any time but is subject to a 2% fee if such termination is made prior to August 4, 2010 and a 1% fee if such termination is made after August 3, 2010 but prior to the maturity date.

Amounts advanced under the Credit Facility bear interest at an annual rate of SVB’s prime rate, plus 0.50%, subject to a minimum prime rate of 4%; provided that the 0.50% premium is removed upon achievement by the Borrower of certain financial measurements. The Credit Facility has an unused line fee equal to 0.50% on the average unused portion. In addition, if the Borrower’s net liquidity is less than $7.5 million, SVB will also charge a 0.0625% per month collateral handling fee on the average monthly borrowing amount.

The Agreement contains certain financial covenants including a minimum adjusted quick ratio and quarterly and cumulative profitability and maximum loss requirements. For purposes of the Agreement, the adjusted quick ratio is defined as the ratio of (i) unrestricted cash and cash equivalents plus net accounts receivable to (ii) current liabilities, excluding deferred revenue and deferred rent, plus any advances under the Credit Facility. The Agreement also contains certain operating covenants, including but not limited to, covenants restricting the ability of the Borrower to incur additional indebtedness, pay dividends or other distributions, effect a sale of any part of the business, and merge with or acquire another company. The Agreement also includes customary events of default, including but not limited to, the occurrence of a payment default, a covenant default, a material adverse change and the insolvency of the Borrower. Upon the occurrence of an event of default, the interest rate will be increased by 2.00% over the rate that would otherwise be applicable. In addition, the occurrence of an event of default could result in the acceleration of the Borrower’s obligations under the Agreement as well as grant SVB the right to exercise remedies with respect to the collateral.

The foregoing is a summary description of certain terms of the Agreement and, by its nature, is incomplete. Auxilium will file the Agreement as an exhibit to its Quarterly Report on Form 10-Q for the period ending June 30, 2009 (the “Second Quarter 10-Q”). Certain commercial terms of the Agreement have been omitted from this Current Report on Form 8-K pursuant to a Confidential Treatment Request that Auxilium plans to file with the Securities and Exchange Commission at the time it files the Second Quarter 10-Q. All readers are encouraged to read the entire text of the Agreement when it is filed. Auxilium’s filings may be accessed electronically by means of the SEC’s home page on the Internet at http://www.sec.gov or by means of Auxilium’s home page on the Internet at http://www.auxilium.com under the heading “For Investors – SEC Filings.”

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The disclosure set forth in Item 1.01 above is hereby incorporated by reference.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

AUXILIUM PHARMACEUTICALS, INC.

Date: August 10, 2009	By:	/s/ James E. Fickenscher
James E. Fickenscher
Chief Financial Officer